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                                                                    EXHIBIT 11.1




                   COMPUTATION OF NET INCOME (LOSS) PER SHARE


(Dollars in thousands, except per share amounts)

                                           1996            1995            1994
                                     ----------------------------------------------
 Average shares outstanding               9,944,861       9,941,453       9,864,497
 Options - treasury stock method            179,232         124,160         170,381
                                     ==============================================
 Average shares and equivalents          10,124,093      10,065,613      10,034,878
                                     ==============================================
 Net income (loss)                          $15,029          $7,063        ($1,463)
                                     ==============================================
 Net income (loss) per share                 $ 1.48            $.70          ($.15)
                                     ==============================================

